Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-229735

Dated August 20, 2020

Eli Lilly and Company

Pricing Term Sheet

2.250% Notes due 2050

2.500% Notes due 2060

Issuer:	Eli Lilly and Company
2.250% Notes due 2050
Principal Amount Offered:	$250,000,000
Qualified Reopening:	There is currently outstanding $1,000,000,000 in aggregate principal amount of 2.250% Notes due 2050 that were issued on May 5, 2020. After giving effect to this issuance of the 2.250% Notes due 2050, $1,250,000,000 in aggregate principal amount of the 2.250% Notes due 2050 will be outstanding. The 2.250% Notes due 2050 offered hereby will be fungible with the previously issued notes of this series and both the 2.250% Notes due 2050 offered hereby and such previously issued notes, taken together, will be treated as a single series for all purposes.
Maturity Date:	May 15, 2050
Coupon:	2.250% per year
Public Offering Price:	98.777% of principal amount, plus accrued interest of $1,718,750 from, and including, May 5, 2020
Yield to Maturity:	2.307%
Benchmark Treasury:	1.250% due May 15, 2050
Spread to Benchmark Treasury:	T+93 bps
Benchmark Treasury Price and Yield:	96-29 / 1.377%
Interest Payment Dates:	November 15 and May 15, commencing November 15, 2020
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Par call:	On or after November 15, 2049 at 100%
CUSIP / ISIN:	532457 BY3 / US532457BY33
Joint Book Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. R. Seelaus & Co., LLC CastleOak Securities, L.P. Cabrera Capital Markets LLC Roberts & Ryan Investments, Inc.
Trade Date:	August 20, 2020
Settlement Date*:	T+3; August 25, 2020

2.500% Notes due 2060
Principal Amount Offered:	$850,000,000
Maturity Date:	September 15, 2060
Coupon:	2.500% per year
Public Offering Price:	98.082% of principal amount
Yield to Maturity:	2.577%
Benchmark Treasury:	1.250% due May 15, 2050
Spread to Benchmark Treasury:	T+120 bps
Benchmark Treasury Price and Yield:	96-29 / 1.377%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2021
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Par call:	On or after March 15, 2060 at 100%
CUSIP / ISIN:	532457 BZ0 / US532457BZ08
Joint Book Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Co-Managers:	Academy Securities, Inc. R. Seelaus & Co., LLC CastleOak Securities, L.P. Cabrera Capital Markets LLC Roberts & Ryan Investments, Inc.
Trade Date:	August 20, 2020
Settlement Date*:	T+3; August 25, 2020

*The issuer expects that delivery of the notes offered hereby will be made against payment thereof on or about the settlement date specified in this communication, which will be the third business day following the date of the pricing of the notes offered hereby. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes offered hereby on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes offered hereby initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes offered hereby who wish to trade the notes offered hereby on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to this offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at +1-800-854-5674, Citigroup Global Markets Inc. at +1-800-831-9146, J.P. Morgan Securities LLC collect at +1-212-834-4533 or Morgan Stanley & Co. LLC at +1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.